Exhibit 12.1

COVIDIEN LTD.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)

(Dollars in Millions)

	Six Months Ended		Fiscal Year
	March 28, 2008	March 30, 2007	2007	2006	2005	2004	2003
Earnings:
Income from continuing operations before income taxes	$947	$906	$297	$1,900	$1,600	$1,772	$1,412
Fixed charges:
Interest expense after capitalized interest	117	81	192	176	200	231	280
Rentals	13	12	24	23	24	23	23

	$1,077	$999	$513	$2,099	$1,824	$2,026	$1,715

Fixed Charges:
Interest expense before capitalized interest	$120	$83	$196	$179	$203	$233	$282
Rentals	13	12	24	23	24	23	23

	$133	$95	$220	$202	$227	$256	$305

Ratio of Earnings to Fixed Charges	8.10	10.52	2.33	10.39	8.04	7.91	5.62

(1)	The ratio of earnings to fixed charges is computed by dividing the sum of income from continuing operations before income taxes and fixed charges by fixed charges. Fixed charges represent interest expense (before interest is capitalized), amortization of debt expenses and an appropriate interest factor on operating leases.